NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Vice President - Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY UPDATES FIRST QUARTER 2007 PRODUCTION GUIDANCE AND OPERATING AND HEDGING ACTIVITIES

LAFAYETTE, LA - April 11, 2007 - PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company is updating its first quarter production guidance to approximately 83.5-84.5 MMcfe per day from its previously issued guidance of 79-84 MMcfe per day.

The Company is currently evaluating its previously released full year 2007 production guidance and expects to provide an update in conjunction with its first quarter earnings release.

Operations Update
Drilling continues in East Texas and in the Arkoma Basin. There are currently two rigs working full time in East Texas and the Arkoma Basin has one operated rig drilling horizontal wells in the Woodford Shale. The Company has now successfully completed two operated horizontal wells in the Woodford Shale. The first horizontal well tested at an initial rate of approximately 3.5 MMcfe per day and has averaged approximately 2.5 MMcfe per day over the last month. The second well is still cleaning up and currently is producing at a rate of approximately 2 MMcfe per day. This well has recovered approximately 25% of its fracture load water and is currently producing approximately 450 barrels of water per day. The second well was turned to sales last week. The Company expects to provide a more detailed update on all wells drilled in its first quarter earnings release.

The Company’s Pelican Point prospect was drilled to total depth and the log indicated approximately 14 feet of net productive sands. Based on all data analyzed, the well faulted into the base of the objective sand, and the well is currently being sidetracked in an attempt to encounter the entire sand package. The Company expects the sidetrack to be completed within 60 days.

Hedging Update
The Company initiated two commodity hedging transactions in the form of costless collars during February and March 2007. The following sets forth the details of the transactions:

Production Period	Instrument Type	Daily Volumes	Price

Natural Gas:
March - December 2007	Costless Collar	5,000 Mmbtu	$7.50 - 8.65
April - June 2007	Costless Collar	1,000 Bbls	$60.00 - 69.25

After executing the above transactions, the Company has approximately 10.7 Bcfe of hedges for 2007.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, declines in the values of our properties resulting in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.